Exhibit 10.1

GUARANTEE, dated as of September 8, 2008 (as amended from time to time, this “Guarantee”), made by Philip Morris USA Inc., a Virginia corporation (the “Guarantor”), in favor of the lenders (the “Lenders”) parties to the 5-Year Revolving Credit Agreement, dated as of April 15, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Altria Group, Inc. (“Altria”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) and Citibank, N.A., as administrative agents (in such capacity, the “Administrative Agents”) and the Lenders. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

WITNESSETH:

SECTION 1.    Guarantee.  (a)  The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations.

(b)  It is the intention of the Guarantor that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the amount guaranteed by the Guarantor under this Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the Obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

SECTION 2.    Guarantee Absolute.  The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of JPMorgan Chase, as Administrative Agent, or the Lenders with respect thereto. The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(i)  any lack of validity, enforceability or genuineness of any provision of the Credit Agreement or any other agreement or instrument relating thereto;

(ii)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Credit Agreement;

(iii)  any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or

(iv)  any other circumstance that might otherwise constitute a defense available to, or a discharge of, Altria or a guarantor.

SECTION 3.    Subordination.  The Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes an unsecured obligation of the

Guarantor ranking (a) pari passu with all existing and future senior indebtedness of the Guarantor and (b) senior in right of payment to all existing and future subordinated indebtedness of the Guarantor.

SECTION 4.    Waiver; Subrogation.  (a)  The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to this Guarantee and any requirement that JPMorgan Chase, as Administrative Agent, or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Altria or any other Person or any collateral.

(b)  The Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against Altria that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guarantee or the Credit Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of JPMorgan Chase, as Administrative Agent, or any Lender against Altria or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Altria, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the cash payment in full of the Obligations and all other amounts payable under this Guarantee, such amount shall be held in trust for the benefit of JPMorgan Chase, as Administrative Agent, and the Lenders and shall forthwith be paid to JPMorgan Chase, as Administrative Agent, to be credited and applied to the Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Credit Agreement and this Guarantee, or be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and this Guarantee and that the waiver set forth in this Section 4(b) is knowingly made in contemplation of such benefits.

SECTION 5.    No Waiver; Remedies.  No failure on the part of JPMorgan Chase, as Administrative Agent, or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6.    Continuing Guarantee; Transfer of Interest.  This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the earliest to occur of (i) the date, if any, on which the Guarantor shall consolidate with or merge into Altria or any successor thereto, (ii) the date, if any, on which Altria or any successor thereto shall consolidate with or merge into the Guarantor, (iii) payment in full of the Obligations, and (iv) the rating of Altria’s long term senior unsecured debt by Standard & Poor’s of A or higher, (b) be binding upon the Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by any Lender or Administrative Agent, and by their respective successors, transferees, and assigns.

SECTION 7.    Reinstatement.  This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by JPMorgan Chase, as Administrative Agent, or any Lender upon the insolvency, bankruptcy or reorganization of Altria or otherwise, all as though such payment had not been made.

SECTION 8.    Amendment.  The Guarantor may amend this Guarantee at any time for any purpose without the consent of JPMorgan Chase, as Administrative Agent, or any of the Lenders; provided, however, that if such amendment adversely affects the rights of any Lender, the prior written consent of such Lender shall be required.

SECTION 9.    Governing Law.  This Guarantee shall be governed by, and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PHILIP MORRIS USA INC.

By:	/S/ CRAIG JOHNSON
	Name:	Craig Johnson
	Title:	President

By:	/S/ DANIEL BRYANT
	Name:	Daniel Bryant
	Title:	Treasurer

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